Exhibit 99.1

CONTACTS:
Patrick Fitzgerald
Mylan Laboratories Inc.
(724) 514-1800

Charles E. Triano
Vice President-Investor Relations
Forest Laboratories, Inc.
909 Third Avenue
New York, NY 10022
(212) 224-6714
MYLAN LABORATORIES AND FOREST LABORATORIES ANNOUNCE
NEBIVOLOL LICENSING AGREEMENT
PITTSBURGH, PA and NEW YORK — January 11, 2006 — Mylan Laboratories Inc. (NYSE: MYL) and Forest Laboratories Holdings, Ltd., a wholly owned subsidiary of Forest Laboratories, Inc. (NYSE: FRX) announced today that the two companies have entered into an agreement for the commercialization, development and distribution of Mylan’s novel beta blocker nebivolol in the United States and Canada.
Under the terms of the agreement, Forest will make an upfront payment to Mylan of $75 million as well as potential future milestone payments. In addition, Mylan will also receive royalty payments based on nebivolol sales. Forest will assume all nebivolol development expenses for current and future development programs. Forest will be responsible for all sales and marketing expenses and Mylan has retained an option to co-promote the product in the future.
Robert J. Coury, Vice Chairman and Chief Executive Officer of Mylan, commented: “We view Forest as an ideal partner for nebivolol. They meet all of the criteria that we previously described, including impressive expertise in the cardiovascular market, a proven track record in launching major branded products and a commitment to invest in the research and development necessary to maximize the full commercial potential of nebivolol.”

Howard Solomon, Chairman and Chief Executive Officer of Forest, said: “We are excited about the opportunity to market nebivolol, a highly beta-1 selective beta blocker which, based on the Phase III studies included in the NDA filed by Mylan, appears to have favorable differentiating characteristics. We are also particularly pleased to be partnering with Mylan and look forward to a long-term collaboration with this excellent company.”
On May 31, 2005, Mylan received an approvable letter from the U.S. Food and Drug Administration (FDA) on its New Drug Application (NDA) for nebivolol for the treatment of hypertension. Final approval is contingent upon successfully satisfying additional FDA requirements included in the approvable letter. Mylan has completed a pre-clinical study designed to address certain questions posed by the FDA and is working towards submitting the results and other information to the FDA for their review.
In addition, Mylan intends to submit a separate nebivolol NDA to the FDA for the treatment of congestive heart failure. The submission, anticipated to occur sometime during the second half of calendar year 2006, will be based on data from the SENIORS clinical study conducted in Europe by the Menarini Group.
About Nebivolol
Nebivolol is a novel beta blocker that is already approved and marketed in more than 65 countries outside of North America. Mylan licensed the U.S. and Canadian rights to nebivolol from Janssen Pharmaceutica N.V. in 2001, and has obtained Janssen’s consent to sub-license nebivolol to Forest Laboratories in those territories. Nebivolol is a highly-beta-1 selective beta-blocker, an attribute which may provide certain advantages compared to currently marketed beta blockers. Upon FDA approval Nebivolol will receive five years of marketing exclusivity under the Hatch Waxman legislation. In addition there is an issued U.S. pharmaceutical composition of matter patent set to expire in 2020 which may offer additional exclusivity.

About Mylan Laboratories
Mylan Laboratories Inc. is a leading pharmaceutical company with three principal subsidiaries, Mylan Pharmaceuticals Inc., Mylan Technologies Inc. and UDL Laboratories, Inc., that develop, license, manufacture, market and distribute an extensive line of generic and proprietary products.
About Forest Laboratories Inc. and Its Products
Forest Laboratories’ (www.frx.com) growing line of products includes: Lexapro® (escitalopram oxalate), an SSRI antidepressant indicated for the initial and maintenance treatment of major depressive disorder and for generalized anxiety disorder in adults; Namenda® (memantine HCl), an N-methyl-D-aspartate (NMDA)-receptor antagonist indicated for the treatment of moderate to severe Alzheimer’s disease; Benicar® * (olmesartan medoxomil), an angiotensin receptor blocker indicated for the treatment of hypertension; Benicar* HCT® (olmesartan medoxomil hydrochlorothiazide), an angiotensin receptor blocker and diuretic combination product indicated for the second-line treatment of hypertension; Campral® * (acamprosate calcium), a glutamate receptor modulator, indicated for the maintenance of abstinence from alcohol in patients with alcohol dependence who are abstinent at treatment initiation in combination with psychosocial support; and Combunox™ (Oxycodone HCl and Ibuprofen), an opioid and NSAID combination indicated for the short-term management of acute, moderate to severe pain.
• Benicar is a registered trademark of Sankyo Pharma, Inc., and Campral is a registered trademark under license from Merck Sante s.a.s., subsidiary of Merck KGaA, Darmstadt, Germany.
Except for the historical information contained herein, this release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because these statements involve a number of risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to the difficulty of predicting FDA approvals, acceptance and demand for new pharmaceutical products, challenges relating to intellectual property protection, the impact of competitive products and pricing, the timely development and launch of new products and the risk factors listed from time to time in both companies’ SEC reports, including their Annual Reports on Form 10-K for the fiscal year ended March 31, 2005 and Quarterly Reports on Form 10-Q for the periods ended June 30, 2005 and September 30, 2005.
Sources: Mylan Laboratories Inc. and Forest Laboratories, Inc.
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